UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 19, 2010 (February 18, 2010)
(Date of Earliest Event Reported)

PENN VIRGINIA RESOURCE PARTNERS, L.P.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-16735	23-3087517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 687-8900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2007 and February 22, 2008, the Compensation and Benefits Committee (the “C&B Committee”) of the Board of Directors of Penn Virginia Resource GP, LLC (the “General Partner”), the general partner of Penn Virginia Resource Partners, L.P. (the “Partnership”), granted restricted unit awards (the “Restricted Units”) under the Company’s Fifth Amended and Restated Long-Term Incentive Plan (the “LTIP”).  Pursuant to the terms of the award agreements for the Restricted Units (the “Restricted Units Agreements”), the Restricted Units vest upon the grantee retiring after becoming Retirement Eligible (as defined in the LTIP).  On February 19, 2009, the C&B Committee approved certain amendments to the LTIP as well as a form of grant agreement for phantom unit awards (the “Phantom Units”) made under the LTIP.  Pursuant to the terms of the award agreements for the Phantom Units, the Phantom Units vest upon the grantee becoming Retirement Eligible and it was intended that the Restricted Units would also vest upon the grantee becoming Retirement Eligible.  However, inadvertently, the Restricted Unit Agreements were not amended to provide that the Restricted Units would vest upon the grantee becoming Retirement Eligible.

On February 18, 2010, the C&B Committee retroactively amended each Restricted Unit Agreement, effective as of the effective date of such Restricted Unit Agreement, to provide that the Restricted Units granted pursuant to such Restricted Unit Agreement shall vest on the date that the grantee thereunder becomes Retirement Eligible.  The C&B Committee further provided that the action of the C&B Committee shall serve as evidence of the amendment of each Restricted Unit Agreement, without any further required action on the part of the Company or the grantee thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 19, 2010

Penn Virginia Resource Partners, L.P.

By:	Penn Virginia Resource GP, LLC,
its general partner

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Vice President, Chief Administrative Officer and General Counsel